Exhibit 10.16

DEFERRED COMPENSATION AND BENEFITS TRUST AGREEMENT

by and among

SUNOCO, INC.,

MELLON TRUST OF NEW ENGLAND, N.A.

and

TOWERS, PERRIN, FORSTER & CROSBY, INC.

Amended and Restated Effective as of December 23, 2002

TABLE OF CONTENTS

ARTICLE I Definitions		2

1.1	Account	2
1.2	Benefit Fund	2
1.3	Benefit Fund Amount	2
1.4	Board of Directors	2
1.5	Change in Control	2
1.6	Chief Executive Officer	3
1.7	CIC Date	3
1.8	Committee	3
1.9	Company	4
1.10	Compensation Committee	4
1.11	ERISA	4
1.12	Exchange Act	4
1.13	Group	4
1.14	Incumbent Board	4
1.15	Insolvent or Insolvency	4
1.16	Legal Defense Fund	4
1.17	Legal Defense Fund Amount	4
1.18	Payment Schedule	4
1.19	Plan	4
1.20	Plan Participant	4
1.21	Potential Change in Control	4
1.22	Recordkeeper	5
1.23	Required Funding Amount	5
1.24	Trust	5
1.25	Trust Agreement	5
1.26	Trust Corpus	5
1.27	Trustee	5

ARTICLE II The Plans		5

2.1	Plans & Agreements Subject to Trust	5
2.2	Liability for Payments	6

ARTICLE III Establishment of Trust		6

3.1	Principal of Trust	6
3.2	Term and Revocability	6
3.3	Grantor Trust	6
3.4	Segregation of Funds; Rights of Creditors	7

ARTICLE IV Administration of Trust		7

4.1	Authority and Duties of the Committee	7
4.2	Action by the Committee	8
4.3	Records, Reporting and Disclosure	8
4.4	Bonding	8

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ARTICLE V Potential Change in Control; Change in Control		8

5.1	Potential Change in Control	8
5.2	Change in Control	9
5.3	Method of Funding	9
5.4	Additional Contributions; Sufficiency of Funds	9
5.5	Additional Plans	9
5.6	Calculation of Required Funding Amount	10
5.7	Payment of Required Funding Amount	10
5.8	Sunset Provision	11

ARTICLE VI Legal Defense Fund		11

6.1	Legal Defense Fund	11
6.2	Trustee’s Duties	12
6.3	Claims	12
6.4	Insufficient Funds	12

ARTICLE VII Payments to Plan Participants and Their Beneficiaries		13

7.1	Benefit Fund	13
7.2	Company Information	13
7.3	Payment Schedule	14
7.4	Entitlement to Benefits	15
7.5	Payment of Benefits	15
7.6	Notice of Benefits Payable	15
7.7	Source of Payments	15
7.8	Tax on Amounts Held in Trust Prior to Distribution	16

ARTICLE VIII Investment Authority		16

8.1	Authority of Trustee	17
8.2	Trustee’s Powers and Duties	20
8.3	Investment of Trust Income	20
8.4	Contractual Settlement and Income, Market Practice Settlements	20
8.5	Losses Charged Against Trust Corpus	20

ARTICLE IX Payments to Trust Beneficiary When Company Is Insolvent		21

9.1	Responsibilities of Trustee in Insolvency	21
9.2	Resumption of Discontinued Payments	21

ARTICLE X Payments to the Company		22

10.1	Reversion of Funds to Company	22
10.2	Limitation Upon Company’s Ability to Direct Payments	22
10.3	Limitation on Reversion of Legal Defense Fund Amount.	22

ARTICLE XI Powers, Duties & Responsibilities of Trustee		22

11.1	Limitation of Liability	22
11.2	Maintenance of Administrative Records	23
11.3	Trustee Compensation and Reimbursement of Costs & Expenses	23
11.4	Indemnification of Trustee by Company	24
11.5	Powers of Trustee	24
11.6	Responsibility of Trustee	25

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ARTICLE XII Resignation and Removal of Trustee		26

12.1	Resignation of Trustee	26
12.2	Removal and Substitution of Trustee	26
12.3	Appointment of Successor Trustee	26
12.4	Failure to Appoint Successor Trustee	26
12.5	Statements of Account Upon Removal or Resignation	27
12.6	Transfer of Trust Corpus to Successor Trustee	27

ARTICLE XIII The Recordkeeper		27

13.1	Appointment of Recordkeeper	27
13.2	Maintenance of Records	27
13.3	Indemnification of Recordkeeper by Company	28
13.4	Resignation, Discharge & Replacement of Recordkeeper	28

ARTICLE XIV Authorization		29

14.1	Actions by Board of Directors; Compensation Committee	29
14.2	Actions by Chief Executive Officer; Treasurer	29
14.3	Other Actions of Company	29
14.4	Actions by the Committee	29
14.5	Authorized Parties	29

ARTICLE XV Notices		30

15.1	Notices	30

ARTICLE XVI Miscellaneous		31

16.1	No Contract of Employment	31
16.2	Rights of Plan Participants	31
16.3	Amendment or Waiver	31
16.4	Severability of Provisions	32
16.5	Non-Alienability of Benefits	32
16.6	Further Assurances	32
16.7	Successors, Heirs, Assigns, and Personal Representatives	32
16.8	Headings and Captions	32
16.9	Gender and Number	32
16.10	Payments to Incompetent Persons, Etc.	33
16.11	Governing Law; Situs of Trust	33
16.12	Counterparts	33
16.13	Acceptance by Trustee	33
16.14	Insurance Policies	33
16.15	Survival	33
16.16	Entire Understanding	33
16.17	Reliance on Representations	34

Schedules:

	Schedule 2.1 - Benefit Plans and Other Arrangements Subject to Trust	37

	Schedule 16.17 Customer Identification Program Notice	38

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DEFERRED COMPENSATION AND BENEFITS TRUST AGREEMENT

This Deferred Compensation and Benefits Trust Agreement, dated as of January 11, 1999 and Amended and Restated effective as of the 23rd day of December, 2002 (the “Trust Agreement”), is by and among SUNOCO, INC., a Pennsylvania corporation (the “Company”), MELLON TRUST OF NEW ENGLAND, N.A., a national association (the “Trustee”), and TOWERS, PERRIN, FORSTER & CROSBY, INC., a Pennsylvania corporation (the “Recordkeeper”).

W I T N E S S E T H

WHEREAS, the Company (or certain of its subsidiaries) is or may become obligated under certain employee benefit plans, agreements, or other arrangements, to make payments to certain persons who at any time prior to the occurrence of a change in control of the Company were employees of the Company (or certain of its subsidiaries) (the “Plan Participants”) and their beneficiaries; and

WHEREAS, in order to: (1) provide an alternative source of funds to assist the Company in meeting its liabilities under the applicable employee benefit plans, agreements, or other arrangements; and (2) assure that future payment of such amounts would not be improperly withheld in the event of a change in control of the Company, the Company has established a Trust (the “Trust”) and contributed certain assets held therein, subject to the claims of the Company’s creditors in the event of the Company’s insolvency until paid to Plan Participants and their beneficiaries in the manner and at the times specified in the applicable employee benefit plans, agreements, or other arrangements; and

WHEREAS, Bankers Trust Company has resigned as trustee; and

WHEREAS, Mellon Trust of New England, N.A. has been appointed as Trustee in its stead, and is willing to act as Trustee of the Trust, upon all of the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual terms, covenants, and conditions herein contained, the mutual benefits to be derived hereunder, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Definitions

As used in this Trust Agreement, the following terms shall have the meanings herein specified:

1.1 Account - shall have the meaning provided herein at Section 5.7.

1.2 Benefits Fund - shall mean that portion of the Trust Corpus that is not in the Legal Defense Fund.

1.3 Benefits Fund Amount - shall have the meaning provided herein at Section 1.23(a).

1.4 Board of Directors - shall mean the Board of Directors of Sunoco, Inc., or any successor thereto.

1.5 Change in Control - shall mean the occurrence of any of the following events:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section (a), the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any company controlled by, controlling or under common control with the Company, or (D) any acquisition by any entity pursuant to a transaction that complies with Sections (c)(1), (c)(2) and (c)(3) of this definition;

(b) Individuals who, as of September 6, 2001, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors;

(c) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such Business Combination; or

(d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

1.6 Chief Executive Officer - shall mean the Chief Executive Officer of Sunoco, Inc. as of the date of reference.

1.7 CIC Date - shall have the meaning provided herein at Section 5.2.

1.8 Committee - shall mean the administrative committee consisting of three (3) or more persons, not necessarily employees of the Company, appointed prior to a Change in Control by the Compensation Committee to administer the Sunoco, Inc. Special Executive Severance Plan. Upon the occurrence of any Change in Control, the size of the Committee shall become fixed at the number of members in office at the time of the Chance in Control, and shall remain unchanged for the duration of this Agreement. In the event one or more members of the Committee resigns or otherwise terminates his or her membership in the Committee after a Change in Control, the remaining members of the Committee shall appoint a replacement by simple majority vote.

1.9 Company - shall have the meaning set forth in the introduction to this Trust Agreement.

1.10 Compensation Committee - shall have the meaning provided herein at Section 2.1.

1.11 ERISA - shall have the meaning set forth in the introduction to this Trust Agreement.

1.12 Exchange Act – shall mean the Securities Exchange Act of 1934, as amended.

1.13 Group - shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Exchange Act.

1.14 Incumbent Board - shall have the meaning provided herein at Section 1.5(b).

1.15 Insolvency or Insolvent - shall mean, with respect to the Company, that either:

(a) the Company is unable to pay its debts as they become due; or

(b) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

1.16 Legal Defense Fund - shall have the meaning provided herein at Section 6.1.

1.17 Legal Defense Fund Amount - shall mean an amount equal to the greater of ten percent (10%) of the Benefits Fund Amount and $5,000,000.

1.18 Payment Schedule - shall have the meaning provided herein at Section 7.3.

1.19 Plan - shall have the meaning provided herein at Section 2.1.

1.20 Plan Participant - shall have the meaning set forth in the introduction to this Trust Agreement.

1.21 Potential Change in Control - shall mean the occurrence of any of the following events or transactions:

(a) any person (other than Sunoco, Inc., or any affiliate or subsidiary thereof) makes a tender offer for capital stock of Sunoco, Inc.;

(b) any person:

(1) becomes the beneficial owner, directly or indirectly, of capital stock of Sunoco, Inc. in an amount which requires the filing of Schedule 13D or its equivalent form pursuant to the Rules and Regulations under the Exchange Act; and

(2) indicates in such Schedule 13D or equivalent filing that the purpose of such capital stock acquisition is part of a plan or proposal that reasonably could lead to a Change in Control of Sunoco, Inc. ;

(c) the submission of a nominee or nominees for the position of director of Sunoco, Inc. by a shareholder or Group of shareholders in a proxy solicitation or otherwise which, in its judgment, the Board of Directors by subsequent adoption of a resolution, determines might result in a Change in Control of Sunoco, Inc.;

(d) any person files a pre-merger notification for the acquisition of capital stock of Sunoco, Inc. pursuant to the Hart-Scott-Rodino Act; or

(e) the Board of Directors in its judgment determines by adoption of a resolution that a Potential Change in Control of Sunoco, Inc. for purposes of this Trust Agreement has occurred.

1.22 Recordkeeper - shall have the meaning set forth in the introduction to this Trust Agreement.

1.23 Required Funding Amount - shall mean the aggregate of the amounts described in the following subparagraphs (a) and (b) of this Section 1.23:

(a) except as otherwise provided in Schedule 2.1 hereof, an amount sufficient to provide all benefits accrued for each Plan Participant (and any beneficiaries) under the Plans (including any interest or earnings due on such accrual) through the date of the contribution, to the extent not previously contributed (the “Benefits Fund Amount”); and

(b) the Legal Defense Fund Amount.

1.24 Trust - shall have the meaning set forth in the introduction to this Trust Agreement.

1.25 Trust Agreement - shall have the meaning set forth in the introduction to this Trust Agreement.

1.26 Trust Corpus - shall mean the amounts delivered to the Trustee pursuant to the terms hereof, less amounts distributed from the Trust pursuant to the terms hereof, plus all income earned by the Trust, in whatever form held or invested as provided herein.

1.27 Trustee - shall have the meaning set forth in the introduction to this Trust Agreement.

ARTICLE II

The Plans

2.1 Plans & Agreements Subject to Trust. The plans, agreements, and other arrangements that are subject to this Trust (each a “Plan” and, collectively the “Plans”) are listed on Schedule 2.1 hereto. Prior to a Potential Change in Control, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may from time to time designate such additional plans, agreements, and other arrangements to be subject to this Trust, or delete any Plan from this Trust. The Company shall immediately notify the Trustee and the Recordkeeper in writing of any such changes. No Plans may be added or deleted from this Trust at any time after a Change in Control.

2.2 Liability for Payments. The Company (or certain of its subsidiaries) shall continue to be liable to the Plan Participants to make all payments required under the terms of the Plans to the extent such payments have not been made pursuant to this Trust Agreement. Distributions made from the Trust to or for Plan Participants in respect of the Plans pursuant to Article VII hereof, shall, to the extent of such distributions, satisfy the Company’s (or certain of its subsidiaries’) obligation to pay benefits to such Plan Participants under the Plans.

ARTICLE III

Establishment of Trust

3.1 Principal of Trust. The Trustee shall hold such sums of money and other property as from time to time deposited by the Company and accepted by the Trustee in trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

3.2 Term and Revocability. The Trust hereby established is revocable by the Company, but shall become irrevocable upon the occurrence of a Potential Change in Control or a Change in Control. At any time following the occurrence of a Potential Change in Control, this Trust may not be terminated either by the Company or the Board of Directors (or any member or committee thereof). Upon or after a Change in Control, this Trust shall not terminate until the date on which Plan Participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plans. Upon termination of the Trust any assets remaining in the Trust shall be returned to the Company.

3.3 Grantor Trust. The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. The Company represents and warrants to the Trustee that: (i) the Plans for which benefits are or may become payable under this Trust are not subject to Part 4 of Title I of ERISA; and (ii) each of the Plans meets and will meet one of the following requirements: (A) the Plan covers, and will cover, only a select group of management or highly compensated employees as contemplated by Section 401(a) of ERISA and interpretations, opinions, and rulings of the Department of Labor thereunder; (B) the Plan is an excess benefit plan under Section 3(36) of ERISA; or (C) the Plan is an employee welfare benefit plan under Section 3(1) of ERISA. The Company shall indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates and each of their respective officers, directors, employees and agents from and against all liability, loss and expense, including reasonable attorneys’ fees and expenses suffered or incurred by any of the foregoing indemnitees as a result of a breach of the foregoing representation and warranty. The provisions of this subsection shall survive termination of this Agreement.

3.4 Segregation of Funds; Rights of Creditors. The principal of the Trust, and any earnings thereon shall be separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Plan Participants and general creditors as herein set forth. Plan Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust shall be mere unsecured contractual rights of Plan Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event of Insolvency.

ARTICLE IV

Administration of Trust

4.1 Authority and Duties of the Committee. It shall be the duty of the Committee, on the basis of information supplied to it by the Company, to determine

(a) the eligibility of each Plan Participant to receive payment of benefits under this Trust with respect to each Plan; and

(b) the manner and time of payment of the benefits payable hereunder.

The Recordkeeper shall determine, on behalf of the Committee, the amount of any benefit payable under this Trust to which each Plan Participant may be entitled. The Trustee, on behalf of the Company, shall make such payments as the Committee instructs the Trustee to pay, to Plan Participants from the Benefits Fund, as provided in Article VII. The Committee shall have the full power and authority to manage claims and appeals as set forth in the respective Plan, and to construe, interpret and administer such Plan in accordance with its terms and provisions.

Prior to any Change in Control, the non-employee members of the Committee (if any) shall be compensated by the Company at a rate to be determined by the Chief Executive Officer. Following a Change in Control, any member of the Committee whose employment with the Company has terminated in connection with the Change in Control shall be compensated by the Company for services performed under this Trust at the rate in effect for any non-employee members immediately preceding a Change in Control, or, if no such rate is in effect, in an amount not to exceed 25% of such individual’s annual base salary as paid by the Company immediately prior to his or her employment termination date; provided, that if the Company fails to pay such compensation promptly following a demand therefore and the Committee so directs the Trustee, such compensation shall be paid by the Trustee from the Legal Defense Fund.

4.2 Action by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting, or without a meeting by mail, telegraph, telephone or electronic communication device; provided, however, that all of the members of the Committee are informed of their right to vote on the matter before the Committee and of the outcome of the vote thereon.

4.3 Records, Reporting and Disclosure. The Committee shall keep all individual and group records relating to Plan Participants and former Plan Participants and all other records necessary for the proper administration and operation of the Trust. Such records shall be made available to the Company and to each Plan Participant for examination during business hours except that a Plan Participant shall examine only such records as pertain exclusively to the examining Plan Participant and to the Plan, in general. The Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by the Internal Revenue Code, and every other applicable statute, each as amended, and all regulations thereunder (except that the Company, as payer of the benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).

All income, deductions and credits attributable to the Trust belong to the Company and will be included on the Company’s income tax returns. The Company shall pay any federal, state, local, or other taxes imposed or levied with respect to the assets and/or income of the Trust or any part thereof under existing or future laws. Upon furnishing the Trustee with evidence reasonably required by the Trustee of any such tax payments made directly by the Company, the Company shall be entitled to receive reimbursement from the assets of the Trust for the full amount of such taxes paid by it.

4.4 Bonding. The Committee shall arrange any bonding that may be required by law, but no amount in excess of the amount required by law (if any) shall be required by the Trust.

ARTICLE V

Potential Change in Control; Change in Control

5.1 Potential Change in Control. If a Potential Change in Control occurs, the Company shall immediately notify the Trustee and Recordkeeper and shall cause the Required Funding Amount to be remitted to the Trustee as a contribution to the Trust. The Required Funding Amount shall be paid to the Trust not later than thirty (30) days after the Potential Change in Control.

5.2 Change in Control. Whenever a Change in Control is expected to occur, if the date it will occur (the “CIC Date”) is reasonably ascertainable, then (i) the Company shall notify the Trustee and the Recordkeeper of the CIC Date, (ii) the Required Funding Amount shall be determined as of the CIC Date, and (iii) to the extent that the amount then held in the Benefits Fund and Legal Defense Fund is less than the Benefits Fund Amount or Legal Defense Fund Amount, respectively, the Company shall cause the amount of the shortfall to be remitted to the Trustee as an irrevocable contribution to the Trust not later than one (1) business day before the CIC Date. If a Change in Control occurs, the Company shall immediately notify the Trustee and Recordkeeper. In addition, the Required Funding Amount shall be determined as of the actual date of the Change in Control and, to the extent that the amount then held in the Trust Corpus (other than the Legal Defense Fund) is less than the Required Funding Amount, the Company shall immediately cause the amount of the shortfall to be remitted to the Trustee, as an irrevocable contribution to the Trust, not later than one (1) business day after the Change in Control. The Trustee may rely conclusively on a notice from the Company that a Change in Control has occurred, and the Trustee shall be fully protected in failing to act in the absence of such notice from the Company.

5.3 Method of Funding. The contribution of the Required Funding Amount shall be made in (1) cash or in property acceptable to the Trustee having a fair market value equal to the Required Funding Amount, or in a combination of the two and/or (2) a standby, irrevocable (except as provided in Section 9.1) letter of credit, drawn on a bank acceptable to the Trustee, provided that the fair market value of the contribution in the aggregate shall equal the Required Funding Amount.

5.4 Additional Contributions; Sufficiency of Funds. The Company shall be obligated to continue to cause additional contributions (or increases to the amount that may be drawn against the letter of credit) to be made as may be necessary from time to time to insure that at all times following a Change in Control, the Trust contains sufficient funds, on a current basis, to pay all benefits due to the Plan Participants (or their designated beneficiaries) under the Plans, together with all reasonably anticipated claims against the Legal Defense Fund. The Trustee shall be under no duty to determine the sufficiency, or to enforce the making, of such contributions by the Company.

5.5 Additional Plans. In the event the Compensation Committee designates additional Plans that are subject to this Trust Agreement, or the Plans subject to this Trust Agreement are amended, after a Potential Change in Control or Change in Control, the Treasurer of the Company shall, unless the Trust Corpus shall theretofore have been released pursuant to Section 9.1 hereof, recalculate the Benefits Fund Amount. If the amount so calculated exceeds the fair market value of the assets then held in trust in the Benefits Fund, the Company shall promptly (and in no event later than thirty (30) days from the date of such recalculation):

(a) pay to the Trustee an amount of cash (or property acceptable to the Trustee having a fair market value equal to such amount, or some combination thereof) equal to such excess; or

(b) increase the amount that may be drawn against the letter of credit described in Section 5.3, above, to cover such excess.

If the Benefits Fund Amount so calculated is less than the fair market value of the assets held in trust, the Trustee shall retain such difference.

5.6 Calculation of Required Funding Amount. As soon as practicable, but in no event later than fifteen (15) days following the occurrence of any Potential Change in Control, the Treasurer of the Company shall compute the Required Funding Amount. Immediately thereafter, the Recordkeeper shall review the Treasurer’s calculations of the Required Funding Amount (including without limitation the calculations under Section 5.5 hereof). The Recordkeeper shall complete its review prior to the thirtieth (30th) day following any Potential Change in Control. If the Recordkeeper concludes that the amounts calculated by the Treasurer are not sufficient to permit the Trustee to make all payments due or to become due under the Plans, together with the fees and expenses described in Sections 6.2 and 6.3, the Treasurer shall increase the Required Funding Amount to the amount so calculated by the Recordkeeper. The Company agrees not to challenge the calculations of the Treasurer, and both the Company and the Treasurer agree not to challenge the calculations of the Recordkeeper, and the Trustee shall have no right or obligation to challenge or question such calculation with regard to the Required Funding Amount (including, without limitation, the amount determined under Section 5.5 hereof) upon and after a Potential Change in Control or Change in Control. No Plan Participant shall have the right to challenge the calculations of either the Treasurer or the Recordkeeper with respect to the Required Funding Amount.

5.7 Payment of Required Funding Amount.

(a) Interest on Delinquent Payments. The Company agrees to pay interest on any delinquent payment of the Required Funding Amount from the date on which such payment is required to be made pursuant to this Article V, based upon the daily average of the prime rate charged by Trustee during the period of such deficiency.

(b) Discount Rate for Distributions Due Later. In determining the Required Funding Amount with respect to any payment or series of payments expected to be due more than one (1) year after the date as of which the Required Funding Amount is to be determined, the present value of such payment or series of payments shall be calculated by using a discount rate equal to one percentage point less than the then lowest annual yield to maturity on United States Treasury obligations having then remaining maturities approximately equal to the maturity of the payment or payments being valued.

(c) Schedule of Accounts. Each payment by the Company pursuant to this Article V shall be accompanied by a schedule delivered to the Recordkeeper (as described in Section 7.3 hereof) of the individual Plans for whose accounts such payment is being made, which schedule sets forth the amounts delivered in respect of each of the Plans. The Recordkeeper shall maintain in an equitable manner an account for each Plan (the “Account”). Each Account shall consist of contributions to and payments from the Benefits Fund which are allocable to the Plan, and earnings thereon, less disbursements therefrom attributable to the interest of the Plan in the entire Benefits Fund. On a monthly basis, the Trustee shall advise the Recordkeeper in writing regarding the actual amounts received by the Trust from the Company, and paid out from the Trust, in respect of each of the Plans.

5.8 Sunset Provision. Subject to Section 10.3, anything to the contrary in this Trust Agreement or the Plans notwithstanding, in the event of a Potential Change in Control, the procedures, rules and responsibilities that apply under this Article V and under Sections 2.1, 3.2, 8.5, 7.2, 7.3, 11.2 and 16.3(b) hereof solely as a result of the occurrence of such Potential Change in Control shall cease to apply six (6) months after delivery of the Required Funding Amount to the Trustee if no Change in Control shall have occurred during such six-month period, and the Board of Directors determines, and so certifies to the Trustee, that a Change in Control is not imminent, pending, or reasonably expected to occur (or upon such certification by non-employee members of the Board of Directors acting unanimously before the expiration of such six-month period), or upon the earlier termination of this Trust in a manner consistent with Section 3.2 hereof. Such new six-month period shall commence in the event of and upon the date of any subsequent Potential Change in Control.

ARTICLE VI

Legal Defense Fund

6.1 Legal Defense Fund. The Trustee shall establish within the Trust a separate fund, hereinafter referred to as the “Legal Defense Fund”. The Legal Defense Fund shall consist of the portion of the Company’s contributions to the Trust that represent the Legal Defense Fund Amount, or are otherwise designated for the Legal Defense Fund in writing at the time of contribution, together with all income, gains and losses and proceeds from the investment, reinvestment and sale thereof, less all payments therefrom and expenses charged thereto in accordance with the provisions of this Article. The Legal Defense Fund shall be held and administered by the Trustee for the purpose of defraying the costs and expenses incurred by Plan Participants and beneficiaries associated with the enforcement of their rights under the Plans by litigation or other legal action and the Trustee in performing its duties under this Article. The Legal Defense Fund shall be maintained and administered as a separate segregated account, provided, however, that the assets of the Legal Defense Fund may be commingled with all other assets of the Trust solely for investment purposes.

6.2 Trustee’s Duties. If, at any time after a Change in Control or during a Potential Change in Control, legal proceedings are brought against the Trustee by the Company or any other party seeking to invalidate any of the provisions of this Trust Agreement as they relate to the Trust, or seeking to enjoin the Trustee from paying any amounts from any Trust or from taking any other action otherwise required or permitted to be taken by the Trustee under this Trust Agreement with respect to any Plan, the Trustee shall take all steps that may be necessary in such proceeding to uphold the validity and enforceability of the provisions of this Trust Agreement as they relate to such Plan. The Trustee shall be empowered to retain counsel and other appropriate experts, including actuaries, and accountants, to assist it in making any determination under this Section. All costs and expenses incurred by the Trustee in connection with any such proceeding (including, without limitation, the payment of reasonable fees, costs and disbursements of any counsel, actuaries, accountants or other experts retained by the Trustee in connection with such proceeding) shall be charged to and paid from the Legal Defense Fund. To the extent the Trustee’s legal fees and expenses exceed the amount available in the Legal Defense Fund and the Company does not pay them upon demand by the Trustee, such fees and expenses shall be paid by the Trustee from the assets of the Trust Corpus.

6.3 Claims If, at any time after a Change in Control, a Plan Participant or beneficiary notifies the Trustee in writing that the Company has refused to pay a claim asserted by such Plan Participant or beneficiary under any Plan, the Plan Participant or beneficiary (“Claimant”) may demand payment from the Legal Defense Fund with respect to expenses incurred in connection with the initiation or defense of any litigation or other legal action by or against the Company or any director, officer, stockholder or other person affiliated with the Company, with respect to such claim. Such demand shall be made in writing by delivering to the Trustee within 90 days of the date the Claimant incurs such expenses (i) a certification signed by the Claimant that the Company is in default in paying its obligations under the Plan, and (ii) itemizing in reasonable detail in a form acceptable to the Trustee the expenses payable by the Legal Defense Fund.

6.4 Insufficient Funds. In the event that on the date a Claimant’s expenses are to be paid from the Legal Defense Fund other expenses have been claimed but not yet paid and the aggregate amount of all claims exceeds the amount available in the Legal Defense Fund, the

Company shall be obligated to make an additional contribution to the Legal Defense Fund. In the event the Company fails to make such additional contribution, the Trustee shall promptly advise the Claimant and shall pay only that portion of the amount of the claim to each Claimant determined by multiplying such Claimant’s expenses by a fraction, the numerator of which is the amount held in the Legal Defense Fund, and the denominator of which is the amount of the aggregate expenses claimed by all Claimants.

Notwithstanding any provision herein to the contrary, the Trustee shall be required to act under this Section only to the extent there are sufficient amounts available in the Legal Defense Fund to defray the costs and expenses the Trustee reasonably anticipates will be incurred in connection with such action.

ARTICLE VII

The Benefits Fund

7.1 Benefits Fund. The Trustee shall establish within the Trust a separate fund, hereinafter referred to as the “Benefits Fund”. The Benefits Fund shall consist of the portion of the Company’s contributions to the Trust that represent the Benefit Amount, or are otherwise designated for the Benefits Fund in writing at the time of contribution, together with all income, gains and losses and proceeds from the investment, reinvestment and sale thereof, less all payments therefrom and expenses charged thereto in accordance with the provisions of this Article VII. The Benefits Fund shall be held and administered by the Trustee for the purpose of paying Participants benefits under the Plans in accordance with the provisions of this Article VII.

7.2 Company Information. As soon as practicable, but in no event later than fifteen (15) days following the occurrence of any Potential Change in Control, the Recordkeeper shall identify to the Company in writing the information deemed necessary to enable the Recordkeeper to determine the amount of benefits payable to or with respect to each Plan Participant in each Plan, including any benefits payable after the Plan Participant’s death, and the recipient. As soon as reasonably practicable after receiving such communication from the Recordkeeper following any Potential Change in Control, the Company shall furnish the information needed by the Recordkeeper in order to determine the amount of any such benefit, and shall deliver to the Recordkeeper a letter of instructions:

(a) describing the terms of each Plan;

(b) enclosing a copy of each Plan;

(c) listing the names, addresses, and Hay points or grade levels under the salary administration program then in effect, for the Plan Participants (and beneficiaries) covered by each Plan;

(d) setting forth the timing, form of distributions, and formula or other methodology for determining the amounts to be paid to each Plan Participant and beneficiary under each Plan; and

(e) instructing the Recordkeeper how and from whom to get any other information needed to compute benefits under each Plan.

Thereafter, the Company shall regularly, at least annually, furnish revised updated information to the Recordkeeper. In the event the Company refuses or neglects to provide updated Plan Participant information, as contemplated herein, the Recordkeeper shall be entitled to rely upon the most recent information furnished to it by the Company.

7.3 Payment Schedule. Within forty-five (45) days following a Change in Control or Potential Change in Control (or when the Company otherwise makes contributions to the Trust), the Recordkeeper, on behalf of the Company, shall deliver to the Trustee a schedule (the “Payment Schedule”) that indicates:

(a) in the case of all Plans, except the Special Employee Severance Plan, the amounts payable (including the fees and expenses incurred by the Plans) in respect of each Plan Participant (and his or her beneficiaries); and

(b) in the case of the Special Employee Severance Plan, the amount reasonably expected to be payable thereunder, in order to fully fund the benefits due to those Participants then in grades 11 through 13, together with an explanation of the assumptions used by the Recordkeeper in performing its calculation.

The Payment Schedule shall be updated by the Recordkeeper as necessary, but on at least an annual basis, in order to reflect changes therein. Upon the termination of employees entitled to benefits under the Plans, the Company will notify the Recordkeeper, and the Recordkeeper will update the Payment Schedule to indicate those Plan Participants to whom benefits have become payable. Except as otherwise provided herein, the Trustee shall make payments to the Plan Participants and their beneficiaries in accordance with such Payment Schedule and shall pay such fees and expenses, unless paid by the Company. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to any payment of benefits from the Trust and shall pay amounts withheld to the appropriate taxing authorities except to the extent that the Trustee shall have been previously advised in writing that such amounts have been reported, withheld and paid by the Company.

7.4 Entitlement to Benefits. The entitlement of a Plan Participant or his or her beneficiaries to benefits under the Plans shall be determined promptly by the Committee, and any claim for such benefits shall be considered and reviewed by the Committee under the procedures set out in the Plans. As soon as is reasonably practicable following any such review or determination by the Committee, the Committee shall give notice of its findings to the Recordkeeper, together with updated information as needed, in order to permit the Recordkeeper to make a final determination of the benefits to be paid. Upon notice of such findings by the Committee, the Recordkeeper promptly will make a final determination of the amounts payable and will notify the Committee.

7.5 Payment of Benefits. The Company may make payment of benefits directly to Plan Participants or their beneficiaries as they become due under the terms of the Plans. The Company shall notify the Trustee and Recordkeeper of its decision to make payment of benefits directly within a reasonable time prior to the time amounts are payable to Plan Participants or their beneficiaries. Within thirty (30) days of making any such direct payment, the Company shall provide the Trustee and the Recordkeeper with a certification, in a form acceptable to each, indicating the date and amount of such direct payment of benefits by the Company. The Trustee shall pay benefits to Participants and beneficiaries at the time provided in the Payment Schedule, unless advised by the Company of its decision to pay the benefit. If after the Company has indicated its intention to pay a benefit, the Trustee does not receive certification of payment from the Company, as provided in this Section, the Trustee shall pay such benefit to the Plan Participant or beneficiary in accordance with the Payment Schedule. The Trustee shall be completely protected in making any payment hereunder in accordance with the Payment Schedule.

7.6 Notice of Benefits Payable. The Recordkeeper shall notify the Plan Participant or the beneficiary of a deceased Plan Participant that the Plan Participant’s benefits under a Plan have become payable. Such notice shall include the amount of such benefits, the manner of payment (or, where appropriate, the various payment options available) and the name, address and social security number of the Plan Participant. Neither the Trustee nor the Recordkeeper shall have any responsibility for determining whether any Plan Participant or beneficiary has become entitled to any benefit under any of the Plans, or whether any Plan Participant or beneficiary has died, and each of the Trustee and the Recordkeeper shall be entitled to rely solely upon information furnished by the Committee.

7.7 Source of Payments. All benefits payable from the Benefits Fund to a Plan Participant or his beneficiary under a Plan shall be paid solely from the Account of such Plan. Upon the satisfaction of all liabilities under a Plan in respect of Plan Participants under a Plan, the Recordkeeper shall prepare and deliver to the Trustee a certification showing the balance, if any, remaining in the Account for such Plan. Such balance shall thereupon be reallocated ratably by the Recordkeeper to the Accounts of other Plans covered by this Trust (including Accounts which may have previously been reduced to a zero balance) in the ratio that liabilities in respect of each such Plan bear to the total liabilities of all such Plans. Upon the satisfaction of all liabilities of the Company under all Plans, the Recordkeeper shall prepare and deliver a certification to the Trustee and the Trustee shall thereupon distribute the Trust Corpus to the Company.

7.8 Tax on Amounts Held in Trust Prior to Distribution. Except as otherwise provided herein, in the event of any final determination by the Internal Revenue Service or a court of competent jurisdiction, which determination is not appealable or with respect to which the time for appeal has expired, or the receipt by the Trustee of a substantially unqualified opinion of tax counsel selected by the Trustee, which determination determines, or which opinion opines, that the Plan Participants or any particular Plan Participant is subject to federal income taxation on amounts held in trust hereunder prior to the distribution to the Plan Participants or Plan Participant of such amounts, the Trustee, on receipt by the Trustee of such opinion or notice of such determination, shall pay to each Plan Participant the portion of the Trust Corpus includable in such Plan Participant’s federal gross income, less applicable taxes. The Trustee shall not be required to obtain such opinion of tax counsel unless the Internal Revenue Service, the Company, or the Recordkeeper suggests to the Trustee that any of the Plan Participants may be subject to income taxation on amounts held in the Trust prior to a distribution hereunder and Trustee has doubts with respect thereto.

ARTICLE VIII

Investment Authority

8.1 Investment Authority of Trustee.

(a) Prior to a Change in Control: (1) the Company shall direct the Trustee, or appoint one or more investment managers from time to time to direct the Trustee, with respect to investment of the Trust Fund; (2) the Company and each investment manager shall designate in writing the persons who are authorized to represent such party in dealing with the Trustee; (3) the Trustee shall have no investment duties for the Trust Fund; (4) the Trustee shall have no duty to inquire whether investment directions received from the Company or an investment manager are in accordance with the Plan, or to review the assets purchased, retained or sold; and (5) the Trustee shall be fully indemnified by the Company for any action taken in accordance with, or any failure to act in the absence of, the Company’s or an investment manager’s directions.

(b) Upon and after a Change in Control: (1) the Trustee shall, subject to, and to the extent provided in this Section and Section 8.2 below, have and exercise sole investment discretion with respect to all of the Trust Corpus, and shall use its good faith efforts to invest or reinvest all or such part of the Trust Corpus as the Trustee believes prudent under the circumstances (taking into account, among other things, the anticipated cash requirements for the payment of benefits under the Plans based on information received from the Recordkeeper) solely in: (A) direct obligations of the United States of America or agencies thereof, (B) obligations unconditionally and fully guaranteed as to principal and interest by the United States of America, or (C) any registered investment fund, including a fund for which the Trustee serves as investment manager and/or custodian, established and maintained as a vehicle for short term investment; and (2) with respect to such investments, the Trustee shall have the powers and duties set forth in Section 8.2 below, in addition to those conferred by law: provided, however, that the Trustee shall not be liable for any loss of income due to liquidation of any investment which liquidation is necessary to make payments or to reimburse expenses under the terms of this Trust Agreement.

8.2 Trustee’s Powers and Duties

(a) The Trustee shall have the powers and duties provided in this Section 8.2, subject, prior to a Change in Control, to the direction of the Committee and/or investment managers appointed by the Committee in accordance with Section 8.1(a), provided, however, that in no event may the Trustee invest in (i) securities (including stock or rights to acquire stock) or obligations issued by the Company, other than a de minimis amount held in common investment vehicles in which the Trustee invests, (ii) any asset settled or held in safekeeping outside of the United States, or (iii) real estate. For this purpose, “real estate” includes, but is not limited to, real property, leaseholds, mineral interests, and any form of asset which is secured by any of the foregoing. All rights associated with assets of the Trust Corpus shall be exercised by the Trustee or the person designated by the Trustee, and shall in no event be exercisable by or rest with the Participants.

(b) To invest and reinvest the Trust Corpus, without distinction between principal and income, in any form of domestic property, whether or not productive of income or consisting of wasting assets, provided that investments shall be so as to minimize the risk of large losses, unless under the circumstances it is clearly prudent not to do so;

(c) To invest all or any part of the Trust Corpus in interests in registered investment companies, for which the Trustee or an affiliate of the Trustee receives compensation for providing custodial, transfer agency, investment advisory or other services (the Company acknowledges that interests in such investment companies are not bank deposits and are not insured by, guaranteed by, obligations of, or otherwise supported by the United States of America, the Federal Deposit Insurance Corporation, or any bank or government entity);

(d) To sell, convey, redeem, exchange, grant options for the purchase or exchange of, or otherwise dispose of, any property, at public or private sale, for cash or upon credit, with or without security, without obligation on the part of any person dealing with the Trustee to see to the application of the proceeds of, or to inquire into the propriety of, any such disposition;

(e) To hold, purchase and maintain, as owner, life insurance policies as provided in Section 16.14 of this Trust Agreement;

(f) To exercise, personally or by general or limited proxy or power of attorney, all voting and other rights appurtenant to any investment held in the Trust Corpus and to delegate discretionary power to exercise all or any such rights to trustees of a voting trust for any period of time;

(g) To join in or oppose any reorganization, recapitalization, consolidation, merger or liquidation of any plan thereof, or any lease, mortgage or sale of the property of any organization the securities of which are held in the Trust Corpus; to pay from the Trust Corpus any assessments, charges or compensation specified in any plan of reorganization, recapitalization, consolidation, merger or liquidation; to deposit any property with any committee or depository; and to retain any property allotted to the Trust Corpus in any reorganization, recapitalization, consolidation, merger or liquidation;

(h) To exercise or sell, personally or by general or limited power of attorney, any conversion, subscription or other rights, including the right to vote, appurtenant to any investment held in the Trust Corpus;

(i) To borrow money for purposes of this Trust Agreement in any amount and upon any reasonable terms and conditions from any lender (including the Trustee in its individual capacity), and to pledge any property held in the Trust Corpus to secure the repayment of any such loan;

(j) To compromise, settle or arbitrate any claim, debt, or obligation of or against the Trust Corpus; to enforce or abstain from enforcing any right, claim, debt or obligation; and to abandon any property determined by it to be worthless;

(k) To settle, compromise, or submit to arbitration any claims, debts, or damage due or owing to or from the Trust Corpus, to commence or defend suits or legal or administrative proceedings, and to represent the Trust in all legal and administrative proceedings, provided, however, the Trustee shall not be obligated to take any action or to appear and participate in any action that would subject it to expense or liability unless the Company agrees to indemnify the Trustee against the Trustee’s cost, expenses and liabilities (including without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payments from the Trust Corpus;

(l) To engage any legal counsel, including counsel to the Company, any enrolled actuary, or any other suitable agents; to consult with such counsel, enrolled actuary, or agents with respect to the construction of this Trust Agreement, the duties of the Trustee hereunder, the transactions contemplated by this Trust Agreement or any act which the Trustee proposes to take or omit; to rely upon the advice of such counsel, enrolled actuary or agents and to pay from the Trust Corpus all reasonable fees, expenses and compensations of such counsel, actuary or agents;

(m) To organize and incorporate under the laws of any state one or more corporations (and to acquire an interest in any such corporation that it may have organized and incorporated) for the purpose of acquiring and holding title to any property, interest or rights that the Trustee is authorized to acquire;

(n) To appoint custodians, subcustodians or subtrustees (including affiliates of the Trustee), as to part or all of the Trust Corpus as necessary to fulfill its duties and responsibilities under this Trust Agreement. The Trustee shall not be responsible or liable for any losses or damages suffered by the Company arising as a result of the insolvency of any custodian, subcustodian or subtrustee, except to the extent the Trustee was negligent in its selection or continued retention of such custodian, subcustodian or subtrustee. In no event shall Trustee be liable for the acts or omissions of any custodian, subcustodian or subtrustee appointed pursuant to the direction of the Committee or an investment manager;

(o) To hold property in nominee name, in bearer form, or in book entry form, in a clearinghouse corporation or in a depository (including an affiliate of the Trustee), so long as the Trustee’s records clearly indicate that the assets held are a part of the Trust Corpus. The Trustee shall not be responsible for any losses resulting from the deposit or maintenance of securities or other property (in accordance with market practice, custom, or regulation) with any recognized clearing facility, book-entry system, centralized custodial depository, or similar organization.

(p) To hold any part or all of the Trust Corpus uninvested;

(q) To take all action necessary to pay for authorized transactions, including borrowing or raising monies from any lender, including the Trustee, in its corporate capacity in conjunction with its duties under this Trust Agreement and upon such terms and conditions as the Trustee may deem advisable to settle security purchases and/or foreign exchange or contracts for foreign exchange, and securing the repayments thereof by pledging all or any part of the Account; and

(r) To do all acts, whether or not expressly authorized, which the Trustee may deem necessary or desirable for the protection of the Trust Corpus.

8.3 Investment of Trust Income. During the term of this Trust, income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

8.4 Contractual Settlement and Income; Market Practice Settlements

(a) In accordance with the Trustee’s standard operating procedure, the Trustee shall credit the Trust Corpus with income and maturity proceeds on securities, net of any taxes, on contractual payment date or upon actual receipt. To the extent the Trustee credits income on contractual payment date, the Trustee may reverse such accounting entries to the contractual payment date if the Trustee reasonably believes that such amount will not be received.

(b) In accordance with the Trustee’s standard operating procedure, the Trustee will attend to the settlement of securities transactions on the basis of either contractual settlement date accounting or actual settlement date accounting. To the extent the Trustee settles certain securities transactions on the basis of contractual settlement date accounting, the Trustee may reverse to the contractual settlement date any entry relating to such contractual settlement if the Trustee reasonably believes that such amount will not be received.

(c) Settlements of transactions may be effected in trading and processing practices customary in the jurisdiction or market where the transaction occurs. The Company acknowledges that this may, in certain circumstances, require the delivery of cash or securities (or other property) without the concurrent receipt of securities (or other property) or cash. In such circumstances, the Trustee shall have no responsibility for nonreceipt of payment (or late payment) or nondelivery of securities or other property (or late delivery) by the counterparty.

8.5 Losses Charged Against Trust Corpus. All losses of income or principal in respect of, and expenses (including without limitation taxes and, as provided in Article XI hereof, any expenses of the Trustee) charged against, the Trust Corpus shall be for the account of the Company and the Company shall be obligated to reimburse the Trust Corpus following a Potential Change in Control or a Change in Control for any loss in principal amount of, or expense charged against, the Trust Corpus except to the extent that the fair market value of the Trust Corpus as of that date equals or exceeds the Required Funding Amount as of that date. The Trustee shall promptly notify the Company in writing of the amount of such reimbursement. The Company agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the Trust an amount in cash equal to any reimbursement amount specified by the Trustee, together with interest from the date of receipt of such notice based upon the daily average of the prime rate charged by the Trustee.

ARTICLE IX

Payments to Trust Beneficiary When Company Is Insolvent

9.1 Responsibilities of Trustee in Insolvency. At all times during the continuance of this Trust as provided in Section 3.2 hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law, as set forth below:

(a) The Board of Directors and the Chief Executive Officer of the Company shall have the duty to immediately inform the Trustee in writing of the Company’s Insolvency. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Plan Participants or their beneficiaries.

(b) Unless the Trustee has actual knowledge of the Company’s Insolvency, or has received notice from the Company or a person claiming to be a creditor alleging that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. In all cases, the Trustee shall be entitled to conclusively rely upon the written certification of the Board of Directors or the Chief Executive Officer of the Company when determining whether the Company is insolvent.

(c) If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Plan Participants or their beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

(d) The Trustee shall resume the payments of benefits to Plan Participants or their beneficiaries in accordance with Article VII of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent).

9.2 Resumption of Discontinued Payments. Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 9.1 hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan Participants or their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Plan Participants or their beneficiaries by the Company in lieu of the payments provided for hereunder during any such period of discontinuance.

ARTICLE X

Payments to the Company

10.1 Reversion of Funds to Company. Subject to Section 10.3, in the event the Company delivers the Required Funding Amount to the Trustee because of a Potential Change in Control, the Trust Corpus shall be returned to the Company six (6) months after delivery of the Required Funding Amount to the Trustee if no Change in Control shall have occurred during such six-month period, and the Board of Directors determines, and so certifies to the Trustee, that a Change in Control is not imminent, pending, or reasonably expected to occur (or upon such earlier certification by the non-employee members of the Board of Directors acting unanimously), or upon the earlier termination of this Trust in a manner consistent with Section 3.2 hereof. Such six-month period shall recommence in the event of and upon the date of any subsequent Potential Change in Control. If another Potential Change in Control should occur after the Trust Corpus has been returned to the Company as provided in this Section 10.1, the Company shall deliver a new Required Funding Amount to the Trustee pursuant to Article V above. The Company shall notify the Trustee of the ocurrence of a Potential Change in Control and Change in Control and the Trustee may rely on such notice.

10.2 Limitation upon Company’s Ability to Direct Payments. After the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payments of benefits have been made to Plan Participants and their beneficiaries pursuant to the terms of the Plans.

10.3 Limitation on Reversion of Legal Defense Fund Amount. If the Trustee has knowledge of any legal claims that would entitle a Plan Participant to reimbursement of expenses under Article VI, or the Trustee reasonably believes that such claims are likely to be made, no part of the Legal Defense Fund Amount shall be returned to the Company at a time that any such claim is pending or any expense associated with such claim has not been reimbursed. In addition, in no event shall the Legal Defense Fund Amount be returned to the Company earlier than the expiration of the six-month period described in the first sentence of Section 10.1.

ARTICLE XI

Powers, Duties & Responsibilities of Trustee

11.1 Limitation of Liability. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement, and no implied covenants or obligations shall be read into this Trust Agreement against the Trustee. The Trustee shall not be liable for any act taken or omitted to be taken hereunder if taken or omitted to be taken by it in good faith. The

Trustee shall also be fully protected in relying upon any notice given hereunder which it in good faith believes to be genuine and executed and delivered in accordance with this Trust Agreement. The Trustee may consult with legal counsel to be selected by it, and the Trustee shall not be liable for any action taken or suffered by it in good faith in accordance with the advice of such counsel.

11.2 Maintenance of Administrative Records. The Trustee shall maintain such books, records and accounts as may be necessary for the proper administration of the Trust Corpus and shall render to the Company on a monthly basis commencing on the first day of the month following the date the Trust Corpus includes more than the initial deposit and earnings thereon, and for each month thereafter until the termination of the Trust (and as of the date of such termination), an accounting with respect to the Trust Corpus as of the end of such month (and as of the date of such termination). After a Change in Control or a Potential Change in Control has occurred, and once the Required Funding Amount has been contributed to the Trust, the Trustee shall also provide the Recordkeeper with a copy of such monthly accounting. Unless the Company shall have filed with the Trustee written exceptions or objections to any such statement and account within one hundred eighty (180) days after receipt thereof, the Company and all Plan Participants shall be deemed to have approved such statement and account, and in such case the Trustee shall be forever released and discharged with respect to all matters and things reported in such statement and account as though it had been settled by a decree of a court of competent jurisdiction in an action or proceeding to which the Company and all Plan Participants were parties.

The Trustee shall have the right, at the expense of the Trust, to apply at any time to a court of competent jurisdiction for judicial settlement of any account of the Trustee not previously settled as herein provided or for the determination of any question of construction or for instructions. In any such action or proceeding it shall be necessary to join as parties only the Trustee and the Company (although the Trustee may also join such Plan Participants as it may deem appropriate), and any judgment or decree entered therein shall be conclusive.

11.3 Trustee Compensation and Reimbursement of Costs & Expenses. The Company shall pay all administrative costs, and Trustee’s fees and expenses. If not so paid, the fees and expenses shall be paid from the Trust Corpus, first from the Legal Defense Fund and then, if necessary, from the Benefit Fund. The Trustee shall be entitled to fees for services and expenses as mutually agreed. The Company acknowledges that as part of the Trustee’s compensation, the Trustee may earn interest on balances including disbursement balances and balances arising from purchase and sale transactions. If the Trustee advances cash or securities to the Trust for any purpose set forth in this Trust Agreement, any property at any time held as part of the Trust Corpus shall be security therefor and the Trustee shall be entitled to collect from the Trust sufficient cash for reimbursement, and if such cash is insufficient, dispose of the assets of the Trust Corpus to the extent necessary to obtain reimbursement. To the extent the Trustee advances funds to the Trust for disbursements or to effect the settlement of purchase transactions, the Trustee shall be entitled to collect from the Trust reasonable charges established under the Trustee’s standard overdraft terms, conditions and procedures. After a Change in Control has occurred, the fees of the Trustee shall be determined by the application of the current rates then charged by the Trustee for the provision of the types of investment and Trustee services contemplated in this Trust Agreement to Trusts of a similar character. The Trustee’s entitlement to reimbursement hereunder shall not be affected by the resignation or removal of the Trustee or the termination of the Trust.

11.4 Indemnification of Trustee by Company. The Company agrees to indemnify and hold harmless the Trustee, its parent, subsidiaries and affiliates, and each of their respective officers, directors, employees and agents from and against any and all liabilities, damages, losses, claims or expenses as incurred by the Trustee or any of the foregoing indemnitees (including expenses of investigation and fees and disbursements of counsel to the Trustee and any taxes imposed on the Trust Corpus or income of the Trust) arising out of or in connection with the performance by the Trustee of its duties hereunder. This indemnification shall survive the termination of this Trust Agreement. Any amount payable to the Trustee under this Section 11.4, and not previously paid by the Company shall be paid by the Company promptly upon demand therefor by the Trustee or, if the Trustee so chooses in its sole discretion, from the Trust Corpus. In the event that payment is made hereunder to the Trustee from the Trust Corpus, the Trustee shall promptly notify the Company in writing of the amount of such payment. The Company agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the Trust an amount in cash equal to any payments made from the Trust Corpus to the Trustee pursuant to this Section 11.4, together with interest from the date of receipt of such notice based upon the daily average of the prime rate charged by the Trustee. The failure of the Company to transfer any such amount shall not in any way impair the Trustee’s right to indemnification, reimbursement and payment pursuant to this Section 11.4.

11.5 Powers of Trustee. The Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein; provided, however, that if an insurance policy is held as an asset of the Trust upon direction of the Company, the Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor trustee, or to loan to any person the proceeds of any borrowing against such policy. Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Internal Revenue Code.

11.6 Responsibility of Trustee.

(a) The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval which is contemplated by, and in conformity with, the terms of this Trust Agreement.

(b) The Trustee is not a party to, and has no duties or responsibilities under, the Plans other than those that may be expressly contained in this Trust Agreement. In any case in which a provision of this Trust Agreement conflicts with any provision in the Plans, this Trust Agreement shall control.

(c) The Trustee shall not be responsible for the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Trust Agreement and shall be held harmless in acting upon any notice, request, direction, instruction, consent, certification or other instrument believed by it to be genuine and delivered by the proper party or parties.

(d) Notwithstanding anything in this Trust Agreement to the contrary, the Trustee shall not be responsible or liable for its failure to perform under this Trust Agreement or for any losses to the Trust resulting from any event beyond the reasonable control of the Trustee, its agents or custodians, including but not limited to nationalization, strikes, expropriation, devaluation, seizure, or similar action by any governmental authority, de facto or de jure; or enactment, promulgation, imposition or enforcement by any such governmental authority of currency restrictions, exchange controls, levies or other charges affecting the Trust’s property; or the breakdown, failure or malfunction of any utilities or telecommunications systems; or any order or regulation of any banking or securities industry including changes in market rules and market conditions affecting the execution or settlement of transactions; or acts of war, terrorism, insurrection or revolution; or acts of God; or any other similar event. This Section shall survive the termination of this Trust Agreement.

(e) The Trustee shall not be liable for any act or omission of any other person in carrying out any responsibility imposed upon such person and under no circumstances shall the Trustee be liable for any indirect, consequential, or special damages with respect to its role as Trustee.

ARTICLE XII

Resignation and Removal of Trustee

12.1 Resignation of Trustee. The Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and Trustee agree otherwise. If a Change in Control shall previously have occurred, the Trustee shall give such resignation notice, in writing, to the Company and the members of the Incumbent Board then serving on the Board of Directors, specifying a date (not less than sixty (60) days after the giving of such notice) when such resignation shall take effect.

12.2 Removal and Substitution of Trustee. The Company, or if a Change in Control shall previously have occurred, the members of the Incumbent Board then serving on the Board of Directors (or, if there are no members of the Incumbent Board then serving on the Board of Directors, then by affirmative vote of at least three-fourths (3/4) of the then-current Board of Directors), may at any time remove the Trustee by giving written notice thereof to the Trustee, which shall be effective sixty (60) days after receipt by the Trustee, unless the Trustee and the party removing the Trustee agree otherwise.

12.3 Appointment of Successor Trustee. Promptly after the giving of notice of resignation by the Trustee under Section 12.1 hereof, the Company, or if a Change in Control shall previously have occurred, the members of the Incumbent Board then serving on the Board of Directors (or, if there are no members of the Incumbent Board then serving on the Board of Directors, then by affirmative vote of at least three-fourths (3/4) of the then-current Board of Directors), shall appoint a successor trustee such successor trustee to become Trustee hereunder upon the effective date specified in the Notice of Resignation, or Notice of Removal, or such earlier date as agreed upon by the Trustee and the party appointing the successor trustee. On or after a Change in Control, any successor trustee appointed or otherwise designated under any provision of this Article XII, shall be a bank trust department or other third party that, on the date of appointment:

(a) may be granted corporate trustee powers under the federal or state law of the United States of America and is, in fact, duly qualified and authorized to do trust business;

(b) has total assets of at least Ten Billion Dollars ($10,000,000,000); and

(c) has a credit rating from Moody’s Investors Service of “A” or better (or other comparable credit rating from another similarly well-recognized credit rating service).

12.4 Failure to Appoint Successor Trustee. If a successor trustee is not appointed within sixty (60) days after the date of the Trustee’s notice of resignation under Section 12.1 above, or the Company’s notice of removal under Section 12.3 above, then the Trustee shall be entitled to petition a United States District Court, or any court of competent jurisdiction in the state in which the Trustee maintains its principal place of business, to appoint a successor trustee or provide instructions. All expenses incurred by the Trustee in connection with such petition shall be allowed as administrative expenses of the Trust.

12.5 Statements of Account Upon Removal or Resignation. In the event of such removal or resignation, the Trustee shall duly file with the Company and, on and after a Change in Control, the members of the Incumbent Board then serving on the Board of Directors if any, a written statement or statements of accounts and proceedings as provided in Section 11.2 hereof for the period since the last annual accounting of the Trustee, or if there has been no previous annual accounting, for the period beginning on the date that the Trust Corpus consisted of more than the initial contribution and earnings thereon. If written objections to such account are not filed as provided in Section 11.2 hereof, the Trustee shall to the maximum extent permitted by applicable law be forever released and discharged from all liability and accountability with respect to the propriety of its acts and transactions shown in such Account.

12.6 Transfer of Trust Corpus to Successor Trustee. Upon resignation or removal of the Trustee and appointment of a successor trustee all assets shall be transferred to the successor trustee as soon as practical following the successor trustee’s appointment and acceptance, but in no event later than thirty (30) days after such appointment and acceptance, unless a longer period is agreed upon by the Trustee and such successor trustee, with the consent of the Company. The Trustee shall continue to serve until the successor trustee accepts the Trust and receives delivery of the Trust Corpus.

ARTICLE XIII

The Recordkeeper

13.1 Appointment of Recordkeeper. The Recordkeeper shall keep the records provided in Section 13.2 and otherwise carry out the duties of the Recordkeeper in this Trust Agreement. It is recognized that the Trustee shall have no responsibility hereunder for any duty assigned to the Recordkeeper hereunder, or its performance thereof. The Company shall pay the fees and expenses of the Recordkeeper directly. After a Change of Control, the Trustee is authorized and directed to pay the fees and expenses of the Recordkeeper from the Legal Defense Fund, to the extent any invoice to the Company for such amounts shall remain unpaid for 30 days.

13.2 Maintenance of Records. Except for the records dealing solely with the Trust Corpus and its investment, which shall be maintained by the Trustee, the Recordkeeper shall maintain all the records contemplated by this Trust Agreement, including the maintenance of records for the separate Accounts of each Plan under this Trust Agreement and the maintenance of Plan Participants’ interests. The Recordkeeper shall maintain individual records with respect to each Plan Participant’s interest under each Plan.

13.3 Indemnification of Recordkeeper by Company. The Company agrees to indemnify and hold harmless the Recordkeeper from and against any and all damages, losses, claims, fees or expenses as incurred (including expenses of investigation and fees and disbursements of counsel to the Recordkeeper) arising out of or in connection with the performance by the Recordkeeper of its duties hereunder. In the event that payment is required to be made to the Recordkeeper from the Trust Corpus, as provided in Section 13.1 hereof, or this Section 13.3, the Trustee shall promptly pay such amount and notify the Company in writing of the amount of such payment. The Company agrees that, upon receipt of such notice, it will deliver to the Trustee to be held in the Trust an amount in cash equal to any payments made from the Trust Corpus to the Recordkeeper pursuant to this Section 13.3, together with interest from the date of receipt of such notice based upon the daily average of the prime rate charged by the Trustee. The failure of the Company to transfer any such amount shall not in any way impair the Recordkeeper’s right to indemnification, reimbursement and payment pursuant to Section 13.1 hereof or this Section 13.3.

13.4 Resignation, Discharge & Replacement of Recordkeeper. The Recordkeeper may resign and be discharged from its duties hereunder at any time by giving notice in writing of such resignation to the Company, or if a Change in Control shall previously have occurred, to the Company and the Trustee, specifying a date (not less than sixty (60) days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, the Company, or if a Change in Control shall previously have occurred, the Trustee shall appoint a successor recordkeeper, such successor recordkeeper to become Recordkeeper hereunder upon the resignation date specified in such notice. If a successor recordkeeper is not appointed within sixty (60) days after such notice, the Recordkeeper shall be entitled, at the expense of the Company, to petition a United States District Court or any court of competent jurisdiction in the state in which the Recordkeeper maintains its principal place of business to appoint its successor. The Recordkeeper shall continue to serve until its successor accepts the responsibility of recordkeeper. The Company, or if a Change in Control shall previously have occurred, the Trustee may at any time substitute a new recordkeeper by giving fifteen (15) days’ notice thereof to the Recordkeeper then acting. In the event of such removal or resignation, the Recordkeeper shall provide its successor with the records and information in its possession relating to the performance of its duties under this Trust Agreement.

On or after a Change in Control, any successor recordkeeper appointed under this Section 13.4, shall be an actuarial firm (or other third party providing such services) by reputation and experience comparable to the former Recordkeeper.

ARTICLE XIV

Authorization

14.1 Actions by Board of Directors; Compensation Committee. Any action of the Board of Directors or of the Compensation Committee pursuant to this Trust Agreement shall be evidenced by a resolution adopted by the Board of Directors (or a duly authorized committee thereof) or the Compensation Committee that is certified to the Trustee by the Secretary or an Assistant Secretary of the Company under its corporate seal, and the Trustee shall be fully protected in acting in accordance with such resolution. Upon a Change in Control, the Secretary or an Assistant Secretary of the Company shall certify the names of all “Non Employee Members of the Board of Directors” and all of the “Members of the Incumbent Board of Directors then serving on the Board of Directors,” and shall provide to the Trustee a written list of the names, signatures and extent of authority of all persons authorized to direct the Trustee on behalf of the Non Employee Members of the Board of Directors and Members of the Incumbent Board of Directors then serving on the Board of Directors.

14.2 Actions by Chief Executive Officer; Treasurer. Any action of the Chief Executive Officer or Treasurer pursuant to this Trust Agreement shall be evidenced by a written notice or direction to such effect over the signature of such officer.

14.3 Other Actions of Company. The Chief Executive Officer, President, Treasurer or Secretary (or any Assistant Secretary) of the Company shall provide to the Trustee in writing from time to time the names and specimen signatures of the officers and other representatives authorized to act on behalf of the Company. Any action of the Company pursuant to this Trust Agreement shall be evidenced by a written notice or direction to such effect over the signature of any person on such list.

14.4 Actions by the Committee. The Committee shall furnish the Trustee with a written list of names, signatures and extent of authority of all persons authorized to act on behalf of the Committee under the terms of the Trust Agreement.

14.5 Authorized Parties. The Company shall cause each investment manager appointed in accordance with Section 8.1 to furnish the Trustee with a written list of the names and signatures of the person or persons who are authorized to represent the investment manager. The individuals whose names appear on the lists provided pursuant to Sections 14.1, 14.3 and 14.4 above, and those individuals otherwise identified pursuant to Sections 14.1 and 14.2 above, shall all be Authorized Parties. The Trustee and Recordkeeper shall be entitled to rely on, and shall be fully protected in acting upon, direction from an Authorized Party, within the authority of such Authorized Party, until notified in writing by the Company, the Committee or investment manager, as appropriate, of a change in the identity or authority of such Authorized Party.

ARTICLE XV

Notices

15.1 Notices. All notices, requests, reports, demands and waivers to or upon the respective parties hereto to be effective shall be in writing, by messenger, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, or shall be an electronic transmission subject to the Trustee’s practices, and shall be deemed to have been duly given or made upon: (a) delivery by hand; or (b) upon receipt, provided the Trustee may, in its discretion, accept oral directions and instructions and may require confirmation in writing.

Such communications shall be addressed and directed to the parties listed below (except where this Trust Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

If to the Company (or any directors or officers thereof), or to the Committee:

SUNOCO, INC.

Ten Penn Center, 27th Floor

1801 Market Street

Philadelphia, PA 19103

Attention: General Counsel

If to the Trustee:

MELLON TRUST OF NEW ENGLAND, N.A.

135 Santilli Highway

Everett, MA 02149-1950

Attention:	Mary Mitchell
Sunoco Relationship Manager
c/o Mellon Global Securities Services

If to the Recordkeeper:

TOWERS, PERRIN, FORSTER & CROSBY, INC.

Centre Square East

1500 Market Street

Philadelphia, PA 19102

Attention:	Sunoco, Inc. Retirement Plan Actuary
c/o Philadelphia Consulting Office Manager

If to a Plan Participant, to the address of such Plan Participant provided by the Recordkeeper.

ARTICLE XVI

Miscellaneous

16.1 No Contract of Employment. Neither the establishment of this Trust, nor any modification thereof, nor the payment of any benefits in connection herewith, shall be construed as giving any Plan Participant, or any person whosoever, the right to be retained in the service of the Company, and all Plan Participants shall remain subject to discharge to the same extent as if this Trust had never been established.

16.2 Rights of Plan Participants. Nothing in this Trust Agreement shall in any way diminish any rights of any Plan Participant to pursue his or her rights as a general creditor of the Company (or certain of its subsidiaries) under the Plans.

16.3 Amendment or Waiver.

(a) Amendment Prior to Potential Change in Control. Prior to the occurrence of any Potential Change in Control, this Trust Agreement may be amended only by a written instrument executed by the Trustee, the Recordkeeper and the Company. In case of conflict between the terms of this Trust Agreement and the terms of the Plans, the terms of the Trust Agreement shall control; provided, however, that:

(1) provisions that, in the determination of the Company, affect solely the Trustee may, at the option of both the Trustee and the Company, be amended by a writing executed only by the Company and the Trustee, with a copy of such writing being provided to the Recordkeeper; and

(2) provisions that, in the determination of the Company, affect solely the Recordkeeper may, at the option of both the Recordkeeper and the Company, be amended by a writing executed only by the Company and the Recordkeeper, with a copy of such writing being provided to the Trustee.

(b) Amendment Following Potential Change in Control. Upon and after the occurrence of any Potential Change in Control, and unless otherwise required by applicable statute or regulation, the following rules will govern amendments and waivers:

(1) this Trust Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto together with the written consent of at least eighty percent (80%) of the Plan Participants then entitled to receive payments hereunder;

(2) the parties hereto, together with the consent of not less than eighty percent (80%) of the Plan Participants then entitled to receive payments hereunder, may at any time waive compliance with any of the agreements or conditions contained herein; and

(3) any agreement on the part of a party hereto or a Plan Participant to any such waiver shall be valid if set forth in an instrument in writing signed on behalf of such party or Plan Participant.

16.4 Severability of Provisions. If any provision of this Trust Agreement or the application thereof to any person or circumstances shall be determined by a court of proper jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect either:

(a) the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable; or

(b) any other provisions of this Trust Agreement (in which case, this Trust Agreement shall be construed and enforced as if such invalid or unenforceable provisions had not been included), and this Trust Agreement shall be otherwise valid and enforced to the fullest extent permitted by law.

16.5 Non-Alienability of Benefits. Except as otherwise required by law, the interests of the Plan Participants and their beneficiaries under this Trust may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

16.6 Further Assurances. The Company shall, at any time and from time to time, upon the reasonable request of the Trustee and/or Recordkeeper, execute and deliver such other instruments and do such further acts as may be necessary or proper to effectuate the purposes of this Trust Agreement.

16.7 Successors, Heirs, Assigns, and Personal Representatives. This Trust Agreement shall be binding upon the administrators, successors and permitted assigns of the parties.

16.8 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Trust Agreement, and shall not be employed in the construction of the Trust Agreement.

16.9 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

16.10 Payments to Incompetent Persons, Etc. Any benefit payable hereunder to or for the benefit of a minor, an incompetent person, or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Recordkeeper, the Trustee and all other parties with respect thereto.

16.11 Governing Law; Situs of Trust. TO THE EXTENT NOT PREEMPTED BY APPLICABLE FEDERAL LAW, THIS TRUST SHALL BE CONSTRUED AND ENFORCED ACCORDING TO THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT REFERENCE TO ANY PROVISIONS OF SUCH LAWS REGARDING CHOICE OF LAWS OR CONFLICTS OF LAWS). THE PARTIES HEREBY EXPRESSLY WAIVE, TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY JUDICIAL PROCEEDING ARISING FROM OR RELATED TO THIS TRUST AGREEMENT.

16.12 Counterparts. This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

16.13 Acceptance by Trustee. The Trustee by joining in the execution of this Trust Agreement hereby signifies its acceptance of the Trust hereby created.

16.14 Insurance Policies. Anything in this Trust Agreement to the contrary notwithstanding, the Company may direct the Trustee to purchase one or more paid up life insurance policies insuring the lives of one or more Plan Participants. In such event, the Trustee will purchase such policies and shall not be responsible under this Trust Agreement, or otherwise, in any way respecting the acquisition, form, terms, payment provisions or issuer of such contract (other than the execution of any documents incidental thereto, upon discretion of the Company). The proceeds of any policy shall be credited to the applicable Plan upon death of the insured Plan Participant.

16.15 Survival. The Company agrees that the provisions of Sections 11.3 and 11.4 hereof shall be binding on its successors and assigns and shall survive termination, amendment or restatement of this Trust Agreement, or the resignation or removal of the Trustee, and that this paragraph shall be construed as a contract between the Company and the Trustee according to the laws of the Commonwealth of Massachusetts.

16.16 Entire Understanding. This Trust Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, arrangements and understandings relating thereto. This Trust Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and legal representatives.

16.17 Reliance on Representations.

(a) The Company, and the Trustee each acknowledge that the others will be relying, and shall be entitled to rely, on the representations, undertakings and acknowledgments of each of them as set forth in this Trust Agreement. The Company, and the Trustee each agree to notify the others promptly if any of its representations, undertakings, or acknowledgments set forth in this Trust Agreement ceases to be true.

(b) Each of the parties represents and warrants to the other parties that it has full authority to enter into this Trust Agreement upon the terms and conditions hereof and that the individuals executing this Trust Agreement on its behalf have the requisite authority to bind such party to this Trust Agreement. The Company acknowledges that it has received and read the “Customer Identification Program Notice,” a copy of which is attached to this Agreement as Schedule 16.17.

[COUNTERPART SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Trust Agreement effective as of the date first written above.

SUNOCO, INC.
(the “Company”)

By:	/s/ PAUL A. MULHOLLAND
Name:	Paul A. Mulholland
Title:	Treasurer

MELLON TRUST OF NEW ENGLAND,N.A.
(the “Trustee”)

By:	/s/ IRENE C. SPERIDAKOS
Name:	Irene C. Speridakos
Title:	First Vice President

TOWERS, PERRIN, FORSTER & CROSBY, INC.
(the “Recordkeeper”)

By:	/s/ WILLIAM J. WILLIAMSON
Name:	William J. Williamson
Title:	Principal

Schedule 2.1 to the Deferred Compensation and Benefits Trust Agreement

Benefit Plans and Other Arrangements Subject to Trust

(1) Sunoco, Inc. Executive Retirement Plan (“SERP”);

(2) Sunoco, Inc. Deferred Compensation Plan;

(3) Sunoco, Inc. Pension Restoration Plan;

(4) Sunoco, Inc. Savings Restoration Plan.

(5) Sunoco, Inc. Special Executive Severance Plan;

(6) The funding of the Sunoco, Inc. Special Employee Severance Plan necessary to provide benefits in accordance with the terms of such Plan to only those employees then in grades 11 through 13.

(7) The entire funding for all the Indemnification Agreements with the executives set forth below shall be Five Million Dollars ($5,000,000) in the aggregate:

(a)	Michael J. Colavita	(j)	Joel H. Maness
(b)	John F. Carroll	(k)	Michael J. McGoldrick
(c)	Terence P. Delaney	(l)	Ann C. Mulé
(d)	Michael H. R. Dingus	(m)	Paul A. Mulholland
(e)	John G. Drosdick	(n)	Rolf D. Naku
(f)	Bruce G. Fischer	(o)	Robert W. Owens
(g)	Thomas W. Hofmann	(p)	Alan J. Rothman
(h)	Joseph P. Krott	(q)	Ross S. Tippin, Jr.
(i)	Michael S. Kuritzkes	(r)	Charles K. Valutas

SCHEDULE 16.17

MELLON

CUSTOMER IDENTIFICATION PROGRAM NOTICE

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, all financial institutions are required by law to obtain, verify and record information that identifies each individual or entity that opens an account.

What this means for you: When you open an account, we will ask you for your name, address, taxpayer or other government identification number and other information, such as date of birth for individuals, that will allow us to identify you. We may also ask to see identification documents such as a driver’s license, passport or documents showing existence of the entity.

Rev. 09/03